SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): April 1, 1997




                        THE CARBIDE/GRAPHITE GROUP, INC.

        Delaware                    0-20490                    25-1575609
(State of Incorporation)    (Commission File Number)          (IRS Employer
                                                           Identification Code)


                         One Gateway Center, 19th Floor
                                 Pittsburgh, PA
                                      15222
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (412) 562-3700





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Item 1 through Item 4 Not applicable.

Item 5 -- Other Events

     On April 1, 1997, the Registrant released the following information with respect to the election of a new Chief Executive Officer.


                        THE CARBIDE/GRAPHITE GROUP, INC.
                      ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

     Pittsburgh,  PA - April 1, 1997 - The Carbide/Graphite  Group, Inc. (NASDAQ
NNM: CGGI) announced today that its Board of Directors has elected Walter B. Fowler as Chairman, President and Chief Executive Officer of the Company. Mr. Fowler succeeds Nicholas T. Kaiser who is retiring. Mr. Fowler, 42, has been associated with the Company and its predecessors for 13 years, most recently as the President of the Electrodes and Graphite Specialty Products division, the Company's largest operating unit. Other assignments with the Company have included the positions of Vice President-Finance and Chief Financial Officer and Vice President and General Manager - Graphite Specialty Products. Mr. Fowler has also been a member of the Company's Board of Directors since September 1995. As announced in September 1996, Mr. Kaiser advised the Board that he wished to retire, upon selection of a successor, for personal reasons and because the goals he had set for himself at the Company had largely been accomplished. Mr. Kaiser will continue as a director of the Company.

     The Board expressed its gratitude to Mr. Kaiser for his extraordinary leadership and service. Mr. Kaiser served as Chairman and Chief Executive Officer of the Company since October 1994 and its President since 1991 and has been associated with the Company and its predecessors for over 30 years. Among many other accomplishments, Mr. Kaiser led the Company in its transition to a public company and in its launch of a major modernization program in its graphite electrodes business. Mr. Kaiser commented, "Walter is an outstanding choice to lead our Company. He has played a very important role in the success of our graphite electrodes business unit and has a thorough understanding of our operations and the industries in which we operate."

     The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville, Kentucky; Calvert City, Kentucky; and Seadrift, Texas.



Item 6 through Item 8 Not applicable.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the following hereunto duly authorized.

                                               The Carbide/Graphite Group, Inc.


                                                    /s/ Walter B. Fowler
                                               --------------------------------
                                                      Walter B. Fowler
                                                   Chief Executive Officer
Dated:  April 1, 1997